UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

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PARKER-HANNIFIN CORPORATION

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PARKER-HANNIFIN CORPORATION

2016 PROXY STATEMENT Q&A

“ADVANCE NOTICE PROCEDURES” MANAGEMENT PROPOSAL

September 27, 2016

The following is intended to provide employees with a high-level summary of the proposal that appears in our 2016 Proxy Statement and recommends adopting “advance notice procedures” in our Code of Regulations. Before voting on this proposal, please carefully read and consider the more detailed description of the proposal contained in the Proxy Statement.

Q	Why did I receive these proxy materials?

A

You received these proxy materials as a Parker shareholder (which includes employees who hold Parker stock in our 401(k) and other benefit plans). Parker holds an annual meeting of its shareholders every October, with this year’s annual meeting being held on October 26, 2016. The proxy materials describe in detail each matter to be voted on by shareholders at the annual meeting, so you are encouraged to review them.

Q	Why is our Board of Directors proposing that Parker shareholders adopt “advance notice procedures” for Director nominations and other business at shareholder meetings (Item 2 of the Proxy Statement)?

A

Our Board firmly believes that adopting advance notice procedures will not only promote and facilitate orderly shareholder meetings, but also provide a reasonable level of protection against those who may seek to impose policies, strategies or limitations that they believe would be rejected if given full, fair and open consideration by our shareholders in advance of a shareholder meeting.

Our Board considered many factors before proposing these procedures, including:

•    organizational advantages of having sensible rules of order for the conduct of our shareholder meetings;

•    preferred governance policies for U.S. public companies like ours; and

•    the benefits to Parker and our shareholders of promoting transparency and securing a reasonable amount of time for full and thoughtful responses to all business to be brought before our shareholders, including Director nominations.

Q	What are advance notice procedures?

A

Advance notice procedures require shareholders that wish to present Director nominations or any other business at a shareholder meeting to notify the company in advance of the meeting. Our proposed advance notice procedures (see Item 2 of the Proxy Statement) would require our shareholders to provide such notice to us not less than 30 nor more than 60 days before the first anniversary of the previous year’s annual meeting of shareholders. This time period would be modified if the date of the annual meeting is considerably different from the previous year.

The proposing shareholder’s notice would include relevant information about the proposing shareholder and the Director nominee or other business to be proposed. This information would essentially consist of identifying information and other information that is typically disclosed in a proxy statement.

Q	How does this proposal affect the right our shareholders currently have to include proposals in our annual proxy statement?
A

If adopted, the proposed advance notice procedures would not affect any rights of shareholders to request inclusion of proposals in our annual proxy statement. Those rights will continue to be governed by Rule 14a-8 of the Securities Exchange Act of 1934.

Q	Why should I support adopting advance notice procedures?

A

Our Board of Directors recommends that our shareholders vote FOR the proposal to adopt advance notice procedures.

First, as discussed above, adoption of advance notice procedures will promote and facilitate orderly meetings of our shareholders and will allow our company and our shareholders to review and evaluate, in advance, relevant and important information about Director nominees and other business to be brought before our shareholders for a vote.

In addition, without these procedures we may be susceptible to a single shareholder, or a minority shareholder group, disrupting shareholder meetings for unknown reasons or to advance short-term agendas that are not in the interests of our shareholders generally. This could also be distracting and prevent shareholders, Directors and management from focusing on other important matters.

Q	I understand that other companies may have implemented advance notice procedures without a shareholder vote. Why must our shareholders vote on this issue?

A

Many other Fortune 500 companies are incorporated in Delaware and other states with laws permitting them to implement advance notice procedures without shareholder approval. Advance notice procedures are, therefore, very common among those companies. Parker is incorporated in Ohio, however, and Ohio law requires that we seek shareholder approval to amend our Code of Regulations to implement advance notice procedures.

Q	How should I vote?

A

You must decide how you should vote. We believe the information contained in the Proxy Statement will help you decide how to vote. Remember, you may also ask questions of management. Parker’s Board of Directors recommends that our shareholders vote in favor of Item 2 of the Proxy Statement (vote FOR adopting an amendment to our Code of Regulations to Establish Procedures for Advance Notice of Director Nominations and Other Business at Shareholder Meetings).

Q	How soon should I vote? By when should I vote?

A

You should vote as soon as you are comfortable voting. For logistical reasons, the Company prefers that you vote sooner rather than later. If you are a participant in one of the Parker employee saving plans, your telephone or internet vote must be received by 6:00 a.m. Eastern Daylight Time on October 24, 2016, to be counted in the final tabulation. Otherwise, if voting by proxy, your vote must be received by 6:00 a.m. Eastern Daylight Time on October 26, 2016, to be counted in the final tabulation.

Q	What if I don’t vote?

A

You must decide whether or not to vote. However, please note that not voting on Item 2 of the Proxy Statement or marking your vote on Item 2 as an “abstention” has the same effect as voting AGAINST the proposal.

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